Exhibit 99.2

TRANSKARYOTIC THERAPIES, INC.
700 Main Street
Cambridge, MA 02139
Phone: (617) 349-0200

April 21, 2005

Michael J. Astrue, Esq.
47 Benton Rd.
Belmont, MA 02478

Dear Mike:

This letter is to confirm our agreement that, effective as of the date of this letter, you hereby resign as an officer and an employee of Transkaryotic Therapies, Inc.(the “Company”) and as a member of the Board of Directors of the Company.

In connection with your resignation, the Company has agreed to provide you with all of the benefits to which you would have been entitled under your employment agreement with the Company dated April 30, 2003 if you had terminated your employment with the Company under Section 7(c) of the employment agreement.

In addition, the Company hereby agrees that the vesting of all options to purchase the Company’s common stock held by you shall be accelerated in full upon the date hereof so that such options shall immediately become exercisable for all of the shares covered by such options.

In all other respects, the provisions of your employment agreement with the Company and your stock options shall remain in full force and effect.

TRANSKARYOTIC THERAPIES, INC.

/s/ Lydia Villa-Komaroff

Lydia Villa-Komaroff
Chairman of the Board

AGREED AND ACKNOWLEDGED
this 21st day of April, 2005.

/s/ Michael J. Astrue

Michael J. Astrue